EXHIBIT 99.3

MedMen Appoints Reece Fulgham as Interim Chief Financial Officer

Fulgham brings over 30 years financial experience across broad range of industries

LOS ANGELES--(BUSINESS WIRE)-- MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a leading cannabis retailer with operations across the United States, today named Reece Fulgham as Interim Chief Financial Officer. Fulgham will oversee MedMen’s finance and accounting operations beginning Monday, December 21, 2020.

Zeeshan Hyder is stepping down as Chief Financial Officer and will remain with the company through early January, ensuring a full and complete transition to Fulgham.

“MedMen has been fortunate Zeeshan has been at the helm of our financial department through this transformational period at the company,” said Tom Lynch, Chairman and Interim Chief Executive Officer of MedMen . “His steady hand and deep industry knowledge were vital during our turnaround. We are grateful for his service and dedication to MedMen’s success and wish him the best in his next endeavor.

“Reece joins MedMen as we continue to grow revenue, improve profitability across our retail footprint and strengthen our balance sheet. Reece’s deep turnaround expertise will complement our existing team, including our new Chief Revenue Officer Tracy McCourt, and will propel MedMen as we continue our momentum to company-wide profitability.”

A former CPA, Fulgham has over 30 years of accounting, turnaround management and restructuring experience. He has worked as an auditor, board member, interim operating manager and advisor with companies such as Hollywood Video, Epic Resorts, American Golf, Imperial Sugar, West Coast Foods, National Dollar Stores, and Pronghorn Resorts. He is currently a managing director at SierraConstellation Partners.

Reece received his bachelor’s degree in Accounting from Texas State University. Currently, he serves as a board member of Trussway Holdings, Inc., and Cornerstone Healthcare Group Holdings, Inc.

ABOUT MEDMEN:

MedMen is a cannabis retailer with flagship locations in California, Nevada, Illinois, Florida, and New York. MedMen offers a robust selection of high-quality products, including MedMen-owned brands [statemade], LuxLyte, and MedMen Red through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up. MedMen Buds, the Company’s loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier and happier. Learn more about MedMen and The MedMen Foundation at www.medmen.com.